UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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TNS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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11480 Commerce Park Drive, #600
Reston, Virginia 20191
(703) 453-8300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Tuesday, May 16, 2006

The 2006 Annual Meeting of Stockholders of TNS, Inc. will be held at our offices at 1939 Roland Clarke Place in Reston, Virginia on Tuesday, May 16, 2006 at 10:00 a.m., Eastern Daylight Time, to consider and act upon the following matters:

1.                To elect directors to serve until the 2007 Annual Meeting of Stockholders.

2.                To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our 2006 fiscal year.

3.                To consider such other business that may properly come before the meeting or any adjournment of the meeting.

Stockholders of record at the close of business on April 3, 2006 will be entitled to vote at the annual meeting or at any adjournment of the annual meeting.

Our board of directors hopes that you will attend the meeting. Your vote is very important. Whether or not you plan to attend, please complete, date, sign and return the enclosed proxy card in the accompanying envelope. Your prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By	Order of the Board of Directors,
Michael Q. Keegan, Secretary

April 21, 2006

11480 Commerce Park Drive, #600
Reston, Virginia 20191
(703) 453-8300

PROXY STATEMENT

Our board of directors is soliciting your proxy with the enclosed proxy card for use at the 2006 Annual Meeting of Stockholders of TNS, Inc. to be held on Tuesday, May 16, 2006 and at any adjournments of the meeting. This proxy statement and accompanying proxy are first being sent or given to stockholders on or about April 25, 2006. Throughout this proxy statement, we refer to TNS, Inc. as “we,” “our,” “us,” “TNS” or “the Company.”

GENERAL INFORMATION ABOUT VOTING

Who can vote.   You will be entitled to vote your shares of our common stock at the annual meeting if you were a stockholder of record at the close of business on April 3, 2006. As of that date, 24,088,008 shares of our common stock were outstanding and entitled to one vote each at the meeting. You are entitled to one vote on each item voted on at the meeting for each share of our common stock that you held on April 3, 2006.

How to vote your shares.   You can vote your shares either by attending the annual meeting and voting in person or by voting by proxy. If you choose to vote by proxy, please complete, date, sign and return the enclosed proxy card. The proxies named in the enclosed proxy card will vote your shares as you have instructed. You may authorize the proxies to vote your shares in favor of each of the proposals contained in this proxy statement by simply signing and returning the enclosed proxy card without indicating how your votes should be cast.

Even if you expect to attend the meeting, please complete and mail your proxy card in any case in order to assure representation of your shares. If you attend the meeting, you can always revoke your proxy by voting in person. No postage is necessary if the proxy card is mailed in the United States.

Quorum.   A quorum of stockholders is required in order to transact business at the annual meeting. A majority of the outstanding shares of common stock entitled to vote must be present at the meeting, either in person or by proxy, to constitute a quorum.

Number of votes required.   The number of votes required to approve each of the proposals that are scheduled to be presented at the meeting is as follows:

Proposal		Required Vote
•	Election of directors	For each nominee, a plurality of the votes cast for or withheld from such nominee.
•	Ratification of appointment of independent registered public accounting firm	A majority of the votes cast for or against ratification.

Abstentions and broker non-votes.   A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter. If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter, resulting in a “broker non-vote.” Abstentions and broker non-votes will be considered as present for quorum purposes, but will not count as votes cast in the election of directors or in the vote on ratifying the appointment of our independent registered public accounting firm. Therefore, abstentions and broker non-votes will have no effect on the voting on these matters at the meeting.

Discretionary voting by proxies on other matters.   Aside from the election of directors and the ratification of the appointment of our independent registered public accounting firm, we do not know of any other proposal that may be presented at the 2006 annual meeting of our stockholders. However, if another matter is properly presented at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

How you may revoke your proxy.   You may revoke the authority granted by your executed proxy card at any time before we exercise it by voting in person at the annual meeting, or by notifying our Corporate Secretary in writing, by executing a new proxy card bearing a later date and delivering the new executed proxy card to our Corporate Secretary at 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191.

Expenses of solicitation.   We will bear all costs of soliciting proxies. We will request that brokers, custodians and fiduciaries forward proxy soliciting material to the beneficial owners of stock held in their names, for which we will reimburse their out-of-pocket expenses. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, personal interviews or other means.

Stockholders sharing the same surname and address.   In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions may be receiving only one copy of our annual report and proxy statement. This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. If you would like to have additional copies of our annual report and/or proxy statement mailed to you, please call or write us at our principal executive offices, 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, Attn: Director, Finance and Investor Relations, telephone: (800) 240-2824 ext. 8509. If you want separate copies of the proxy statement or annual report to be sent to each stockholder in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

SECURITY OWNERSHIP OF MANAGEMENT AND FIVE PERCENT OWNERS

The following table shows the number of shares of our common stock beneficially owned as of March 31, 2006 (unless otherwise indicated) by (i) the only persons known by us to own more than five percent of our outstanding shares of common stock, (ii) our directors and the nominee for director, (iii) the executive officers named in the Summary Compensation Table contained in this proxy statement, and (iv) all of our directors and executive officers as a group.

The number of shares beneficially owned by each holder is based upon the rules of the Securities and Exchange Commission (“SEC”). Under SEC rules, beneficial ownership includes any shares over which a person has sole or shared voting or investment power as well as shares which the person has the right to acquire within 60 days by exercising any stock option or the vesting of any other right. Accordingly, this table includes shares that each person has the right to acquire on or before May 30, 2006. Unless otherwise indicated, to our knowledge, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares in the table. By including in the table shares that he or she might be deemed beneficially to own under SEC rules, a holder does not admit beneficial ownership of those shares for any other purpose.

To compute the percentage ownership of any stockholder or group of stockholders in the following table, the total number of shares deemed outstanding includes 24,088,008 shares that were outstanding on March 31, 2006 (which number does not include 27,955 shares held by us as treasury shares), plus any shares that a holder or group of holders could acquire upon exercising any options or the vesting of any restricted stock awards held by that holder or group of holders on or before May 30, 2006.

	Shares of Common Stock Beneficially Owned
Beneficial Owner	Shares	Percent
Endowment Capital, L.P.(1)	3,519,650	14.6
Artisan Partners Limited Partnership(2)	2,106,400	8.7
Federated Investors, Inc.(3)	1,628,400	6.8
John J. McDonnell, Jr.(4)	930,752	3.9
Brian J. Bates(5)	295,615	1.2
Henry H. Graham, Jr.	293,121	1.2
John J. McDonnell III(6)	280,297	1.2
Raymond Low	81,600	*
Alan R. Schwartz(7)	10,801	*
Bruce V. Rauner(8)	—
Philip A. Canfield(8)	—
John B. Benton(9)	39,018	*
Stephen X. Graham(10)	40,987	*
George G. Moore(11)	56,518	*
John V. Sponyoe(12)	8,297	*
Jay E. Ricks	500	*
All directors and executive officers as a group (20 persons)(13)	2,483,827	10.3%

*                    Percentage is less than 1% of all outstanding shares of common stock.

(1)   Based on the Schedule 13D filed with the Securities and Exchange Commission on March 23, 2006. The address for Endowment Capital, L.P. is 1105 North Market Street, 15th Floor, Wilmington, DE 19501.

(2)   Based on the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006. The address for Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(3)   Based on the Schedule 13G filed with the Securities and Exchange Commission on January 27, 2006. The address for Federated Investors, Inc. is Federated Investors Tower, Pittsburgh, PA 15222-3779.

(4)          Includes 10,000 shares of common stock owned by his spouse and 879,652 shares of common stock owned by McDonnell & Associates, L.P.

(5)          Includes 15,115 shares of common stock owned by his spouse and 1,000 shares of common stock owned by Mr. Bates as custodian for his minor daughter.

(6)          Includes 3,000 shares of common stock owned by Mr. McDonnell III as custodian for his minor son and 3,000 shares of common stock owned by Mr. McDonnell III as custodian for his minor daughter.

(7)          Includes 7,374 shares issuable to Mr. Schwartz upon exercise of options currently exercisable or exercisable by Mr. Schwartz within 60 days.

(8)          The address for both Mr. Rauner and Mr. Canfield is c/o GTCR Golder Rauner, LLC, 6100 Sears Tower, Chicago, Illinois 60606.

(9)          Includes 34,134 shares issuable to Mr. Benton upon exercise of options currently exercisable or exercisable by Mr. Benton within 60 days. The address for Mr. Benton is c/o Benton Consulting Partners, 655 Deep Valley Drive, Suite 120, Rolling Hills Estates, California 90274.

(10)   Includes 33,603 shares issuable to Mr. S. Graham upon exercise of options currently exercisable or exercisable by Mr. Graham within 60 days. The address for Mr. S. Graham is c/o Crosshill Financial Group, Inc., 1000 Wilson Blvd. Suite 1850, Arlington, Virginia 22209.

(11)   Includes 34,134 shares issuable to Mr. Moore upon exercise of options currently exercisable or exercisable by Mr. Moore within 60 days. The address for Mr. Moore is c/o TARGUS Information Corporation, 8010 Towers Crescent Drive, 5th Floor, Vienna, Virginia 22182.

(12)   Includes 1,100 shares issuable to Mr. Sponyoe upon exercise of options currently exercisable or exercisable by Mr. Sponyoe within 60 days and 367 shares issuable to Mr. Sponyoe upon vesting of restricted stock awards within 60 days.

(13)   Includes 192,150 shares issuable upon exercise of options currently exercisable or exercisable within 60 days and 367 shares issuable upon vesting of restricted stock awards within 60 days.

(14)   Unless noted otherwise, the address for each beneficial owner is 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, our executive officers and anyone owning beneficially more than ten percent of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file with the SEC reports of their ownership and changes of their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations that no other reports were required, we believe that during our 2005 fiscal year, our directors, executive officers and ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that a late Form 4 was filed on behalf of Barry Toser relating to the sale of 844 shares of our common stock during our fiscal year 2005, a late Form 4 was filed on behalf of Scott Ziegler relating to the sale of 2,500 shares of our common stock during our fiscal year 2005, a late Form 4 was filed on behalf of Alan Schwartz relating to the sale of 2,500 shares of our common stock during our fiscal year 2005, two late Form 4s were filed on behalf of George Moore relating to the acquisition of 3,404 shares of our common stock during our fiscal year 2005, two late Form 4s were filed on behalf of John Benton relating to the acqusition of 3,404 shares of our common stock during our fiscal year 2005, two late Form 4s were filed on behalf of Stephen Graham relating to the acquisition of 3,404 shares of our common stock during our fiscal year 2005, a late Form 4 was filed on behalf of Michael Keegan relating to the sale of 1,178 shares of our common stock during our fiscal year 2005, two late Form 4s were filed on behalf of Mark Cole relating to the sale of 12,500 shares of our common stock during our fiscal year 2005, and a late Form 4 was filed on behalf of Heidi Goff relating to the sale of 854 shares of our common stock during our fiscal year 2005.

We have a program to oversee the compliance of our executive officers and directors in their reporting obligations. We file reports of ownership with the SEC electronically as required via the EDGAR system.

PROPOSAL 1—ELECTION OF DIRECTORS

General

Our board of directors currently consists of nine directors who serve a one year term. Concurrent with the 2006 annual meeting of our stockholders, our board of directors has decided to reduce the size of the board of directors to five directors, and accordingly, at the 2006 annual meeting of our stockholders, there are five nominees for election to our board of directors this year. All of the nominees except Mr. Jay E. Ricks have served as directors since the last annual meeting. Information regarding the business experience of each nominee is provided below. Each director is elected annually to serve until the next annual meeting of our stockholders or until his or her successor is elected. If you return your proxy card in the enclosed envelope, the persons named in the enclosed proxy card will vote to elect these five nominees unless you mark your proxy card otherwise. The proxy may not be voted for a greater number of nominees than five. Each nominee has consented to being named in this proxy statement and to serve if elected. If for any reason a nominee should become unavailable for election prior to the annual meeting, the proxy may vote for the election of a substitute. We do not presently expect that any of the nominees will be unavailable.

OUR BOARD RECOMMENDS A VOTE FOR THE ELECTION TO THE BOARD FOR EACH OF THE FOLLOWING NOMINEES.

Vote Required

The affirmative vote of a plurality of the total number of votes cast for or withheld from each of the nominees is required to elect each nominee to our board. Broker non-votes will be considered as present for quorum purposes, but will not be counted as votes cast. Accordingly, broker non-votes will have no effect on the voting of this matter.

Biographical Information

The following table contains biographical information about the nominees. Information about the number of shares of common stock beneficially owned by each nominee and director, directly or indirectly, as of March 31, 2006 (unless otherwise indicated), appears above under “Security Ownership of Management and Five Percent Owners.”

Name and Age	Business Experience and Other Directorships	Director Since
John J. McDonnell, Jr. Age: 68

John J. McDonnell, Jr. has served as our Chairman and Chief Executive Officer since April 2001. From February 2000 to September 2000, Mr. McDonnell was Chairman and Chief Executive Officer of PaylinX Corporation. Prior to that, Mr. McDonnell was President, Chief Executive Officer and a director of Transaction Network Services, Inc. since founding the Company in 1990. Mr. McDonnell is also a director of CyberSource Corp. Mr. McDonnell has a B.S. in Electrical Engineering from Manhattan College, an M.S.E.E. from Rensselaer Polytechnic Institute and an Honorary Doctorate of Humane Letters from Marymount University.

2001
John B. Benton Age: 63

John B. Benton has served as our director since July 2001. Mr. Benton has been the Executive Vice President, Senior Advisor of eFunds Corporation since January 2006. From January 2004 to December 2005, Mr. Benton was the Senior Vice President, Head, International Operations of eFunds Corporation. Previously, Mr. Benton was the Managing Partner of Benton Consulting Partners, a firm Mr. Benton founded in May 2002 and sold to eFunds Corporation in January 2004. From February 1997 until his retirement from Perot Systems Corporation in April 2002, Mr. Benton held numerous senior management positions with Perot Systems, last holding the position of Deputy Head of the company’s global financial services group. Prior to that, Mr. Benton was the Chief Executive Officer of Benton International, Inc. until it was acquired by Perot Systems in 1997. Before that, from 1976 to 1977, Mr. Benton served as the Executive Director of the United States National Commission on Electronic Funds

2001

Name and Age	Business Experience and Other Directorships	Director Since

Transfers, a position to which he was appointed by President Gerald R. Ford and confirmed by the U.S. Senate. Mr. Benton has a doctorate degree in Public Administration from the University of Southern California. Mr. Benton also has an A.B. from the University of Southern California and a Masters in International Public Administration from Syracuse University.

Stephen X. Graham Age: 53	Stephen X. Graham has served as our director since February 2003. Mr. Graham is Managing Director of CrossHill Financial Group, Inc., which he founded in 1988, and has been a General Partner of CrossHill Georgetown Capital, LP since November 2000. Prior to that Mr. Graham was a Principal with Kidder Peabody & Co. and held positions with Merrill, Lynch & Co. and Arthur Young & Co. Mr. Graham received a B.A. from Georgetown University and a M.B.A. from the University of Chicago Graduate School of Business. He is currently a board member of several private companies.	2003
John V. Sponyoe Age: 67

John V. Sponyoe has served as our director since May 2005. Mr. Sponyoe was non-executive Chairman of Intelsat Corp. from July 2001 until January 2005, when the company was sold. Mr. Sponyoe also was Chief Executive Officer of Lockheed Martin Global Telecommunications, which was a wholly-owned subsidiary of Lockheed Martin Corporation and was merged with COMSAT Corporation, from August 1998 to February 2002. Prior to that, Mr. Sponyoe held various positions with Loral Corporation and IBM Corporation. Mr. Sponyoe has a B.A. from St. Bonaventure University and an M.B.A. from the University of Scranton Graduate School of Business.

		2005
Jay E. Ricks Age: 73

From 1990 to 2003, Jay E. Ricks was Chairman of DCC, Inc., an owner and operator of cable television systems that provided service to over 100 rural communities. Following the sale of DCC’s cable television systems in 1999, DCC established a consulting service for companies seeking to provide video programming and high speed Internet connections in competition with the cable television companies and direct broadcast satellite providers. From 1962 to 1990, Mr. Ricks practiced law at Hogan & Hartson, where he served for eight years on the firm’s Executive Committee. His practice focused on new technologies that were seeking to compete with the established communications infrastructure. During the 1970s, Mr. Ricks was an elected member of the Arlington County, Virginia Board of Supervisors, and one of six directors of the Washington Area Metropolitan Transit Authority. Mr. Ricks has a B.S. in Business Administration from the University of Maryland and a J.D. from Georgetown University Law School.

		—

TNS, Inc. is a holding company, and Transaction Network Services, Inc. is our wholly owned subsidiary through which we conduct our business operations. Following its organization in 1990,

Transaction Network Services, Inc. completed an initial public offering of its common stock in 1994. In November 1999, PSINet, Inc. acquired Transaction Network Services, Inc. Mr. McDonnell, Jr. resigned his position with Transaction Network Services, Inc. following its acquisition by PSINet, Inc. He subsequently joined with GTCR in November 2000 to pursue the acquisition of Transaction Network Services, Inc. from PSINet, Inc. TNS, Inc. was formed for this purpose in March 2001, and we completed the acquisition of Transaction Network Services, Inc. in April 2001. In March 2004, we completed our initial public offering.

The board of directors in its business judgment has determined that Messrs. Benton, S. Graham and Sponyoe qualify as independent directors and that Messr. Ricks, if elected, will qualify as an independent director. To qualify as independent, a director must meet the independence standards set out by the SEC, the New York Stock Exchange, and any other applicable regulatory body, and the board of directors must affirmatively determine that a director has no material relationship with us, other than as a director. In reaching its conclusion regarding independence, the board of directors, as part of its annual review of director independence, considered transactions and relationships between each director (or any member of his immediate family) and us and our subsidiaries and affiliates. As a result of this review, the board determined that each of Messrs. Benton, S. Graham, Sponyoe and Ricks, which would collectively constitute a majority of our board of directors, has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us).

Messrs. Bates, McDonnell III, Rauner and Canfield, who have served as members of our board of directors since 2001, are not standing for re-election at this annual meeting. Mr. Moore, who has served as a member of our board of directors since 2002 is also not standing for re-election at this annual meeting. After this annual meeting, Messrs. Bates, McDonnell III, Rauner, Canfield and Moore will no longer be members of our board of directors.

CORPORATE GOVERNANCE
AND THE BOARD OF DIRECTORS

We are committed to maintaining the highest standards of business conduct and corporate governance. Our business and affairs are managed under the direction of the board of directors in accordance with the General Corporation Laws of the State of Delaware and our articles of incorporation and bylaws. Members of the board are kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees. Our corporate governance practices are summarized below.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth the practices of the board with respect to board composition, selection of directors, director compensation, role of the board, board meetings, committees of the board, director independence, responsibilities and tenure, and evaluations of the board, committees of the board and the chief executive officer. The Corporate Governance Guidelines are available on our Corporate Governance web page at www.tnsi.com or by writing to TNS, Inc., 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, Attn: Director, Finance and Investor Relations.

Code of Ethics

We have adopted a code of ethics that applies to our directors, officers and employees. The code of ethics is available on our Corporate Governance web page at www.tnsi.com or by writing to TNS, Inc., 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, Attn: Director, Finance and Investor Relations.

Board and Committee Meeting Attendance

With respect to the level of commitment expected of directors and related attendance protocols, as part of our Corporate Governance Guidelines, our board has adopted a policy that directors are expected to prepare for, attend and participate in all board and applicable committee meetings. Our board of directors held ten meetings during our fiscal year 2005. During 2005, each of the incumbent directors attended more than 75% of the total number of board of directors and committee meetings he was eligible to attend, except Mr. Rauner who attended at least 70% of the total number of board of directors meetings he was eligible to attend.

Executive Sessions

Our Corporate Governance Guidelines provide that executive sessions, which are those sessions including only independent directors, should occur at least twice a year. The presiding director, for purposes of leading these sessions, is Mr. Benton, the Chairman of our Nominating and Corporate Governance Committee, unless the board of directors determines otherwise and another presiding director is disclosed in our annual proxy statement. In 2005, four executive sessions were held.

Communications with Directors

Any director may be contacted by writing to him c/o TNS, Inc., 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191. Communications to the non-management directors as a group may be sent to the same address, c/o the Chairman of the Nominating and Corporate Governance Committee. We promptly forward all such correspondence to the indicated directors.

Committees of the Board

The standing committees of the board of directors are the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.

Audit Committee

The Audit Committee of our board of directors appoints, determines the compensation for and supervises our independent registered public accounting firm, reviews our internal accounting procedures, systems of internal controls and consolidated financial statements, reviews the services provided by our internal auditors, reviews and approves the services provided by our independent registered public accounting firm, including the results and scope of its audit, and resolves disagreements between management and our independent registered public accounting firm. The Audit Committee consists of Messrs. Benton, S. Graham and Sponyoe. Mr. S. Graham is chairman of the committee and has been designated as the “audit committee financial expert” as that term is defined in the rules of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). The Audit Committee operates under a written charter adopted by the board on February 12, 2004, as subsequently amended. The Audit Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at www.tnsi.com or by writing to TNS, Inc., 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, Attn: Director, Finance and Investor Relations.

The board of directors has determined that all of the Audit Committee members are independent and financially literate as defined by the applicable New York Stock Exchange listing standards.

The Audit Committee held seven meetings during our fiscal year 2005. For additional information regarding the committee, see “Audit Information—Report of the Audit Committee” below.

Nominating and Corporate Governance Committee

The role of the Nominating and Corporate Governance Committee of our board of directors is to identify individuals qualified to become members of the board of directors, to recommend that the board of directors select director nominees for the next annual meeting of stockholders and to develop and recommend to the board of directors a set of corporate governance principles applicable to the Company. Our Nominating and Corporate Governance Committee consists of Messrs. Benton and Sponyoe, both of whom are independent as such term is defined by the New York Stock Exchange listing standards. Mr. Benton is the chairman of our Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the board on February 12, 2004, as subsequently amended. The Nominating and Corporate Governance Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at www.tnsi.com or by writing to TNS, Inc., 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, Attn: Director, Finance and Investor Relations. The Nominating and Corporate Governance Committee held four meetings during our fiscal year 2005.

The Nominating and Corporate Governance Committee considers stockholder recommendations for candidates to serve on the board of directors. Stockholders entitled to vote for the election of directors may submit candidates for consideration by the committee by providing to the committee timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the committee. To be timely for the 2007 annual meeting of our stockholders, the notice must be received within the time frame set forth in “Stockholder Proposals for Our 2007 Annual Meeting of Stockholders” below. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the stockholder making the nomination and the name and qualifications of person nominated for election. Such submissions should be addressed to our Corporate Secretary, TNS, Inc., 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191. These requirements are more fully described in Article II, Section 11 of our bylaws, which are available on our Corporate Governance web page at www.tnsi.com or by writing to TNS, Inc., 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, Attn: Director, Finance and Investor Relations.

Under the process used by us for selecting new board candidates, the Nominating and Corporate Governance Committee or other board members identify the need to add a new board member with specific qualifications or to fill a vacancy on the board of directors. Nominations to the board of directors also may be submitted to the Nominating and Corporate Governance Committee by the Company’s stockholders. The Chairman of the Nominating and Corporate Governance Committee will initiate a search, seeking input from board members and senior management, hiring a search firm, if necessary, and considering any candidates recommended by stockholders. The Company’s Corporate Governance Guidelines contain a number of board membership criteria that apply to nominees, including experience in leadership positions, our industry or other issues affecting the Company, and strong personal attributes, including integrity, loyalty and awareness of directors’ responsibilities. Under these criteria, the board of directors seeks a diverse group of nominees who possess the background, skills and expertise to make a significant contribution to the board, to the Company, and to its stockholders, taking into account the current members of the board and the specific needs of the Company and of the board. Annually, the Nominating and Corporate Governance Committee recommends to the full board of directors the slate of directors to be recommended for nomination for election at the annual meeting of stockholders.

Mr. Ricks was suggested to the Nominating and Corporate Governance Committee by Mr. McDonnell, Jr., our Chairman and Chief Executive Officer. Mr. Ricks was one of a number of candidates suggested to the Nominating and Corporate Governance Committee by board members and senior management. The Nominating and Corporate Governance Committee fully considered all recommendations in accordance with the requirements set forth in its charter and our Corporate Governance Guidelines.

At a meeting held on March 29, 2006, our Board of Directors, following a presentation by Mr. Benton, the Chairman of our Nominating and Corporate Committee, approved the nominees to serve as directors until our 2007 Annual Meeting of Stockholders.

Compensation Committee

The Compensation Committee of our board of directors reviews and recommends to the board the compensation and benefits of our executive officers, administers our equity incentive plans, and establishes and reviews general policies relating to compensation and benefits for our employees. The Compensation Committee currently consists of Messrs. S. Graham, Canfield and Sponyoe, all of whom are independent as such term is defined by the New York Stock Exchange listing standards and none of whom have been an employee of the Company. Mr. Sponyoe is the chairman of our Compensation Committee. The Compensation Committee operates under a written charter adopted by the board on February 12, 2004, as subsequently amended. The Compensation Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at www.tnsi.com or by writing to TNS, Inc., 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, Attn: Director, Finance and Investor Relations.

The Compensation Committee held six meetings during our fiscal year 2005. For additional information regarding the committee, see “Report of the Compensation Committee” below.

Annual Meeting Attendance

We encourage members of the board of directors to attend, and we have encouraged the nominees to attend, the annual meeting of stockholders on May 16, 2006.

Director Compensation

The Compensation Committee of our board of directors determines annually the amount of any fees, whether payable in cash, shares of common stock or options to purchase common stock, and expense reimbursements that directors receive for participating on, and for attending meetings of, the board of directors and committees of the board. We pay each director who is not an employee of the Company an annual retainer fee of $30,000. We also award such directors equity compensation. During our fiscal year 2005, we granted each director who is not an employee of the Company that number of shares of restricted stock equal to $50,000 divided by the closing price of our common stock on the New York Stock Exchange on the date of grants which restricted shares vest in equal monthly installments over a twelve month period. In accordance with the terms of our 2004 Long-Term Incentive Plan, which provides that the aggregate number of shares of restricted stock granted to a non-employee director shall not exceed 70% of the total number of shares of stock subject to all awards granted to the director during a given year, we also granted, during our fiscal year 2005, to each director who is not an employee of the Company that number of options to purchase shares of our common stock equal to 30% of the total number of shares of stock subject to all stock awards granted to the non-employee director during fiscal year 2005. These options vest in equal monthly installments over a twelve month period. These options were granted at the fair market value of our common stock on the date of grant. Additionally, we pay the chairman of our Audit Committee an additional annual retainer fee of $8,000 and the chairman of our Compensation Committee an additional annual retainer fee of $5,000. We reimburse each director for reasonable out-of-pocket expenses related to attending board, committee and stockholder meetings.

In October 2004, our board of directors established a stock ownership guideline for non-employee directors to enhance the link between director and stockholder interests. Each non-employee director is required to own stock of the Company equal in value to $100,000 within two years of the later of joining the board or the adoption of the stock ownership guideline.

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions are as follows:

Name	Age	Position
John J. McDonnell, Jr.	68	Chairman and Chief Executive Officer and Director
Brian J. Bates	45	President and Chief Operating Officer and Director
Raymond Low	49	President, International Services Division
Heidi R. Goff	58	Executive Vice President and General Manager, POS
Henry H. Graham, Jr.	55	Executive Vice President, Chief Financial Officer and Treasurer
Michael Q. Keegan	39	Executive Vice President, General Counsel and Secretary
John J. McDonnell III	40	Executive Vice President, Chief Strategy Officer and Director
Matthew M. Mudd	42	Executive Vice President, Chief Development Officer
Edward C. O’Brien	58	Executive Vice President and Corporate Controller
Alan R. Schwartz	44	Executive Vice President and General Manager, Financial Services Division
Barry S. Toser	47	Executive Vice President and General Manager, Telecommunication Services Division
Mark G. Cole	40	Senior Vice President, Network Operations
Scott E. Ziegler	48	Senior Vice President, Chief Systems Officer

The following information sets forth biographical information for all executive officers. Such information with respect to John J. McDonnell, Jr. is set forth above in the “Proposal 1—Election of Directors” section.

Brian J. Bates has served as our President and Chief Operating Officer and our director since April 2001. From April 2000 to September 2000, Mr. Bates was President and Chief Operating Officer of PaylinX Corporation. From July 1999 to March 2000, Mr. Bates was Executive Vice President and General Manager, POS Services Division of Transaction Network Services, Inc., and he was Senior Vice President and General Manager, POS Services Division of Transaction Network Services, Inc. from 1996 to July 1999. Before that, Mr. Bates served Transaction Network Services, Inc. in various positions, as Vice President, Sales from 1992 to 1996, and Director of Sales from 1990 to 1992. Mr. Bates is a son-in-law of John J. McDonnell, Jr. and is the brother-in-law of both John J. McDonnell III and Matthew M. Mudd. Mr. Bates has a B.S. in Economics from The College of William and Mary.

Raymond Low has served as our President of International Services Division since January 2006. From April 2001 to December 2005, Mr. Low was Senior Vice President and Managing Director of Transaction Network Services (UK) Ltd. From March 2000 to March 2001, Mr. Low was Senior Vice President and Managing Director of eBusiness International Operations of PSINet, Inc. From September 1998 to February 2000, Mr. Low was Managing Director of Transaction Network Services (UK) Ltd. Before that Mr. Low held several management positions with Imminus Ltd. and HSBC (formerly Midland Bank).

Heidi R. Goff has served as our Executive Vice President and General Manager, POS Division since January 2005. From May 2004 to December 2004, Ms. Goff was our Senior Vice President, POS Division. From October 2001 to May 2004, Ms. Goff was the President and Chief Operating Officer of U.S. Wireless Data, Inc., a company from which TNS acquired assets in May 2004. From March 2001 to October 2001, Ms. Goff was an independent consultant. From June 1999 to March 2001, Ms. Goff was President and Chief Executive Officer of ExchangePath, LLC, an Internet payments company. From April 1996 to June 1999, Ms. Goff served as Executive Vice President, Strategy and Market Development for Global Payment Systems, a joint venture company of National Data Corporation and MasterCard International. From November 1984 to April 1996, Ms. Goff served in several executive positions for MasterCard International. During her tenure at MasterCard International, Ms. Goff’s executive positions included: Vice President, Debit Services, Senior Vice President and General Manager, Merchant Services, and Senior Vice President, Global Merchant Services. Ms. Goff holds a Bachelors of Business Administration Degree from Spencerian College.

Henry H. Graham, Jr. has served as our Executive Vice President, Chief Financial Officer and Treasurer since April 2001. From January 2000 to September 2000, Mr. Graham was Senior Vice President, Chief Financial Officer and Treasurer of PaylinX Corporation. From April 1999 to January 2000, Mr. Graham was Senior Vice President, Chief Financial Officer and Treasurer of Transaction Network Services, Inc. From July 1998 to April 1999, Mr. Graham was Senior Vice President and General Manager of the OmniLink Communications division of Transaction Network Services, Inc. after the acquisition of substantially all of the assets of OmniLink Communications Corporation. Before that, Mr. Graham served as OmniLink’s Chief Financial Officer and Vice President of Administration from December 1996 to July 1998. Mr. Graham has a B.S. in Business Administration from The Citadel.

Michael Q. Keegan has served as our Executive Vice President, General Counsel and Secretary since September 2003. From April 2001 to September 2003, Mr. Keegan was our Senior Vice President, General Counsel and Secretary. From November 2000 to April 2001, Mr. Keegan was the Executive Vice President, General Counsel and Secretary of Internet Partnership Group (US), Inc. From February 2000 to November 2000, Mr. Keegan was the Vice President and Assistant General Counsel of Internet Partnership Group. From May 1998 to February 2000, Mr. Keegan was an independent consultant. From September 1992 to May 1998, Mr. Keegan was a corporate associate at the law firm of LeBoeuf, Lamb,

Greene and MacRae, L.L.P. Mr. Keegan has a B.A. from the University of Notre Dame and a J.D. from the University of Virginia School of Law.

John J. McDonnell III has served as our Executive Vice President, Chief Strategy Officer and our director since April 2001. From December 1999 to September 2000, Mr. McDonnell was Senior Vice President of PaylinX Corporation. From January 1999 to December 1999, Mr. McDonnell served as Senior Vice President, General Counsel and Secretary of Transaction Network Services, Inc., and he was Vice President, General Counsel and Secretary of Transaction Network Services, Inc. from August 1993 through December 1998. He also served as interim Treasurer of Transaction Network Services, Inc. from February 1997 to July 1997. Mr. McDonnell is the son of John J. McDonnell, Jr. and is the brother-in-law of both Brian J. Bates and Matthew M. Mudd. Mr. McDonnell has a B.A. from Stanford University and a J.D. from UCLA School of Law.

Matthew M. Mudd has served as our Executive Vice President, Chief Development Officer since January 2006. From April 2001 to December 2005, Mr. Mudd was our Executive Vice President, Technology. From September 2000 to March 2001, Mr. Mudd was the Director of Long-Haul Networking of Cogent Communications. From April 2000 to September 2000, Mr. Mudd was Senior Vice President and Chief Information Officer of PaylinX Corporation. Before that, Mr. Mudd served Transaction Network Services, Inc. in various positions, as Senior Vice President, Operations from January 1997 to November 1999 and Vice President, Operations from 1993 through 1996. Mr. Mudd is a son-in-law of John J. McDonnell, Jr. and is the brother-in-law of both John J. McDonnell III and Brian J. Bates. Mr. Mudd has a B.A. from Boston College.

Edward C. O’Brien has served as our Executive Vice President and Corporate Controller since December 2005. From April 2001 to November 2005, Mr. O’Brien was our Senior Vice President and Corporate Controller. From January 2000 to September 2000, Mr. O’Brien was Vice President and Corporate Controller of PaylinX Corporation. Prior to that, Mr. O’Brien was Vice President and Corporate Controller of Transaction Network Services, Inc. from June 1999 to January 2000. Mr. O’Brien was Vice President of Accounting for World Dutyfree from July 1998 to June 1999. Prior to that, Mr. O’Brien worked in various positions at Trak Auto where he was Vice President and Corporate Controller when he left in July 1998. Mr. O’Brien has a B.S. from the University of Baltimore.

Alan R. Schwartz has served as our Executive Vice President and General Manager of the Financial Services Division since December 2005. From April 2001 to November 2005, Mr. Schwartz was our Senior Vice President of the Financial Services Division. From November 1999 to April 2001, Mr. Schwartz was the Senior Vice President and General Manager of the Financial Services Division of Transaction Network Services, Inc. From July 1998 to November 1999, Mr. Schwartz was Director of Sales of the Financial Services Division of Transaction Network Services, Inc. Before that, Mr. Schwartz worked in various positions at Datastream International where he was the Vice President and Country Manager (North America) when he left in July 1998. Mr. Schwartz has a M.B.A. from the Leonard N. Stern School of Business at New York University and a B.S. in Business Administration from Boston University.

Barry S. Toser has served as our Executive Vice President and General Manager of the Telecommunication Services Division since December 2005. From July 2001 to November 2005, Mr. Toser was our Senior Vice President and General Manager of the Telecommunications Services Division. From January 2001 to June 2001, Mr. Toser was a partner at Paul-Tittle Search Group. From March 2000 to December 2000, Mr. Toser was Executive Vice President of sales and marketing and a member of the Board of Directors at GlobalNet International. From January 1999 to January 2000, Mr. Toser was Vice President of global carrier services at Destia/Viatel. From October 1997 to January 1999, Mr. Toser was Vice President of AlphaNet Telecom. Before that, Mr. Toser held various positions in sales, sales management, and marketing management with Sprint Corp., Cable & Wireless Communications, Inc. and

Teleglobe, Inc. Mr. Toser is currently the President of TelecomHUB, a telecommunications industry networking group. Mr. Toser has a B.A. from the University of Maryland.

Mark G. Cole has served as our Senior Vice President, Network Operations since April 2001. From March 2000 to April 2001, Mr. Cole was the Senior Vice President—Operations of Transaction Network Services, Inc. From July 1999 to March 2000, Mr. Cole was the Vice President, Network Control Center of Transaction Network Services, Inc., and he was the Senior Director, Network Control Center of Transaction Network Services, Inc. from February 1999 to July 1999. From March 1996 to February 1999, Mr. Cole was the Director, Network Control Center of Transaction Network Services, Inc. Before that, Mr. Cole served Transaction Network Services, Inc. in various positions since April 1992. Mr. Cole’s communication training originated with the U.S. Army, where he held several supervisory and technical positions.

Scott E. Ziegler has served as our Senior Vice President, Chief Systems Officer since April 2001. From August 2000 to April 2001, Mr. Ziegler was the Executive Vice President and Chief Systems Officer of Transaction Network Services, Inc. From April 1999 to August 2000, Mr. Ziegler was Senior Vice President Systems Integration of Transaction Network Services, Inc., and he was the Vice President Systems Integration from April 1996 to April 1999. Before that, Mr. Ziegler served Transaction Network Services, Inc. in various positions since July 1992. Mr. Ziegler has a B.S. from the University of Maryland.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of our board of directors establishes the total compensation policies for the Company’s executive officers and directors. The Compensation Committee also is responsible for approving the equity compensation of executive officers under the Company’s applicable equity plans. The Compensation Committee submits this report on compensation policies and actions during our fiscal year 2005 with respect to our executive officers, including Mr. McDonnell, Jr. in his capacity as our Chief Executive Officer and our four most highly compensated other employees who served as executive officers during our 2005 fiscal year. Each member of the Compensation Committee is an independent director, who has never been an employee of the Company.

Executive Officer Compensation Philosophy

The Company bases its executive officer compensation philosophy on the belief that competitive compensation is essential to attract, motivate, retain and reward highly- qualified and industrious executives who contribute to the Company’s long-term success. In accordance with this philosophy, the compensation program includes both motivational and retention-related compensation components. The Company also strives to provide total compensation that is competitive with other companies in comparable lines of business.

The executive officer compensation program rewards executive officers for short and long-term performance. In addition to base salary, executive officers are compensated on a performance-oriented basis through the use of incentive compensation linking both annual and longer-term results. The annual incentive bonus is intended to tie individual compensation to the annual performance of the Company. The Compensation Committee believes that annual Company performance reflects the contributions made by the officer, individually and as part of a team. Equity compensation awards are included in the compensation program to reward executive officers for longer-term strategic actions that increase Company value and thus stockholder value. This use of equity compensation directly relates a significant portion of each executive officer’s long-term remuneration to the Company’s stock price, and thus aligns the executive’s compensation with the interests of the Company’s other stockholders. The granting of stock options, as well as restricted stock awards, is used: (1) to recognize promotions of executives into positions of significant responsibilities; (2) to recognize significant accomplishments of executives; and (3) as an additional incentive to attract and retain high level executive talent.

The Compensation Committee periodically reviews the effectiveness and competitiveness of the Company’s executive officer compensation program with the assistance of an independent consultant.

Compliance with Internal Revenue Code section 162(m)

Section 162(m) of the Internal Revenue Code (the “Code”), enacted in 1993, generally disallows a tax deduction to a public company for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, if certain performance-based requirements are met, qualifying compensation will not be subject to this deduction limit. While the Compensation Committee considers the impact of this rule when developing and implementing the Company’s executive officer compensation programs, the Committee believes that it is important to preserve flexibility in designing compensation programs. Accordingly, the Compensation Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m). While grants of options under our 2004 Long-Term Incentive Plan are intended to qualify as “performance-based”, restricted stock granted under our 2004 Long-Term Incentive Plan and amounts paid under the Company’s other compensation programs may not qualify.

Executive compensation program

Compensation for our executives consists of three principal elements: annual base salary, incentive compensation and equity compensation. The Compensation Committee considers the overall compensation package when setting any one component of an executive’s compensation.

Base salary.   In setting the base salaries for the named executive officers for 2005, the Compensation Committee considered both Company and individual performance, a compensation range which corresponds to the individual’s job responsibilities and relevant peer group survey findings. While many aspects of performance can be measured in financial terms, our Compensation Committee also evaluates executive management in areas of performance that are more subjective. These areas include the development and execution of strategic plans, the exercise of leadership and contributions to improving our products and processes.

Incentive Compensation.   Annual incentive awards such as cash bonuses for executive officers are based on the achievement by the Company of budgetary and other business objectives. Budgetary and other objectives are set at the beginning of the year by our board of directors. Additionally, during the year the Compensation Committee reviews individual performance and may award additional compensation based upon superior individual performance, particularly as it impacts growth, profits and/or competitive position. Incentive awards for our fiscal year 2005 for the named executive officers are reflected in the table on page 17.

Equity Compensation.   The Company uses stock options and restricted stock awards to reward executive officers for long-term performance and as a method to attract, motivate and retain key employees. The use of equity-based compensation provides a vital link between the long-term results achieved for our stockholders and the rewards provided to executive officers.

To date, equity compensation has been provided in the form of grants of stock options in accordance with our 2001 Founders’ Stock Option Plan and grants of stock options and restricted stock awards in accordance with our 2004 Long-Term Incentive Plan, although the 2004 Long-Term Incentive Plan permits a variety of equity-based awards, including stock options, stock appreciation rights, performance units, performance shares, restricted stock and restricted stock units.

Awards under the 2004 Long-Term Incentive Plan are designed to provide executive officers with the incentive to maximize stockholder value by creating a direct link between executive compensation and long-term stockholder return. The Compensation Committee meets to discuss the grant of awards at least annually, with each executive officer being considered for an award periodically at the sole discretion of the Compensation Committee. The stock option grants awarded to date allow executive officers to acquire shares of the Company’s common stock, subject to the completion of a vesting period (usually four years) and continued employment with the Company. These options have fixed exercise prices and have ten-year terms. To date, all stock options have been granted at the fair market value of our common stock on the date of grant. The restricted stock awards granted to date provide executive officers shares of our common stock, subject to the completion of a vesting period (usually four years) and continued employment with the Company.

With respect to any fiscal year, the Compensation Committee, through review of stock programs and competitive practices at comparable companies, determines the aggregate amounts, terms and timing of stock option and restricted stock awards with, from time to time, the assistance of outside consultants. The number of shares covered by each award reflects the executive’s level of responsibility along with past and anticipated future contributions to the Company and the number of stock options and/or restricted stock awards previously granted.

Chief Executive Officer

Mr. McDonnell, Jr.’s annual base salary for our fiscal year 2005 was fixed at $474,874 by the Compensation Committee, representing a $13,834 increase from Mr. McDonnell, Jr.’s base salary during our fiscal year 2004. The Compensation Committee set Mr. McDonnell, Jr.’s base salary at a level it believed was consistent with Mr. McDonnell, Jr.’s salary history at TNS. Under Mr. McDonnell, Jr.’s management agreement, Mr. McDonnell, Jr. was eligible in 2005 to receive an annual bonus (paid in quarterly installments) of up to 100% of his then-applicable base salary to the extent TNS attained budgetary and other objectives established by our board of directors. The Compensation Committee was responsible for determining Mr. McDonnell, Jr.’s bonus after the end of each fiscal quarter of 2005 by evaluating the Company’s financial performance during the fiscal quarter. After evaluating the Company’s results following these fiscal quarters, Mr. McDonnell, Jr. received an aggregate bonus of $355,284 for our fiscal year 2005. The Compensation Committee believes Mr. McDonnell, Jr.’s base salary and bonus for fiscal year 2005 reflect the Company’s overall financial performance together with his achievements in furthering the progress of the Company’s operational and financial goals.

Compensation Committee

Stephen X. Graham
Philip A. Canfield
John V. Sponyoe

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

None of the directors who are members of our Compensation Committee are, nor have they ever been at any time since our initial public offering, one of our officers or employees. None of the directors who are members of our Compensation Committee serve as a member of the board of directors or Compensation Committee of any entity that has one or more of our executive officers serving as a member of its board of directors or Compensation Committee.

EXECUTIVE COMPENSATION

The table below provides earned compensation information for our CEO and our four most highly compensated other employees who served as our executive officers during some or all of our 2005 fiscal year whose salary and bonus earned for fiscal year 2005 exceeded $100,000.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and principal position	Year	Salary($)	Bonus($)	Restricted Stock Awards($)(1)(2)	Securities Underlying Options(#)	All other compensation($)(3)
John J. McDonnell, Jr.,	2005	474,874	355,284	792,000	—	3,075
Chairman and Chief	2004	461,040	461,038	—	—	3,047
Executive Officer	2003	447,604	450,888	—	—	3,212
Brian J. Bates,	2005	409,000	153,000	396,000	—	3,075
President and Chief	2004	384,056	192,029	—	—	3,047
Operating Officer	2003	368,611	185,658	—	—	3,212
Alan R. Schwartz,	2005	230,958	234,185	198,000	—	3,075
Executive Vice President and	2004	230,958	253,698	180,000	—	3,047
General Manager, Financial Services Division	2003	226,600	224,657	—	957	3,212
Henry H. Graham, Jr.,	2005	332,313	124,313	396,000	—	3,075
Executive Vice President and	2004	291,625	114,257	—	—	3,047
Chief Financial Officer	2003	240,875	93,682	—	—	3,212
Raymond Low,	2005	317,089	83,236	—	20,000	41,222
President, International	2004	308,146	106,083	180,000	20,000	50,555
Services Division(4)	2003	260,818	140,352	—	—	38,731

(1)          Amounts in this column reported for 2005 represent the value of the following restricted stock awards issued in June 2005 at $22.00 per share:  36,000 shares to Mr. McDonnell, Jr., 18,000 shares to Mr. Bates, 9,000 shares to Mr. Schwartz and 18,000 shares to Mr. H. Graham. Using the closing price of our stock as of December 30, 2005, $19.18, the value of those awards as of December 31, 2005 was $690,480 for Mr. McDonnell, Jr., $345,240 for Mr. Bates, $172,620 for Mr. Schwartz and $345,240 for Mr. Graham, Jr. These restricted stock awards vest in equal annual installments. The first annual installment vested in March 2006. With respect to these restricted stock awards, the named executives are not eligible to receive dividends.

(2)          Amounts in this column reported for 2004 represent the value of the following restricted stock awards issued in March 2004 at $18.00 per share:  10,000 shares for Mr. Schwartz and 10,000 shares for Mr. Low. Using the closing price of our stock as of December 30, 2005, $19.18, the value of those awards as of December 31, 2005 was $191,800 for Mr. Schwartz and $191,800 for Mr. Low. These restricted stock awards vest in equal annual installments over four years from the date of grant. With respect to these restricted stock awards, the named executives are not eligible to receive dividends.

(3)          Other than Mr. Low, these amounts represent our 401(k) matching contributions. With respect to Mr. Low, these amounts represent our annual contributions made to Mr. Low’s pension scheme.

(4)          Mr. Low’s salary, bonus and all other compensation are paid in British pounds. Amounts reflected are converted to U.S. dollars at an average conversion rate for 2005 of $1.83; for 2004 of $1.83; and for 2002 of $1.64.

Option Grants in Last Fiscal Year

The following table sets forth certain information concerning option grants made to the named executive officers during 2005 pursuant to our 2004 Long Term Incentive Plan. No SARs were granted during 2005.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)(2)
	Number of Securities Underlying Options Granted (#)	Percentage of Total Options Granted to Employees in Fiscal Year(1)	Exercise Price ($/Sh)	Expiration Date	5%	10%
Raymond Low	20,000	4.06%	$19.99	3/17/2015	$651,232	$1,036,978

(1)          In 2005, we granted options to purchase a total of 492,005 shares of  common stock at exercise prices ranging from $18.89 to $24.45.

(2)          In accordance with SEC rules, the amounts shown on this table represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on the assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted to their expiration date and do not reflect our estimates or projections of the future price of our common stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock, the option holder’s continued employment throughout the option period and the date on which the options are exercised.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

None of our named executive officers exercised stock options during the year ended December 31, 2005. The following table sets forth information on unexercised options to purchase our common stock held by the named executive officers as of December 31, 2005.

	Shares acquired on	Value	Number of securities underlying unexercised options at December 31, 2005		Value of unexercised in-the-money options at December 31, 2005
Name	exercise	realized	Vested	Unvested	Vested	Unvested
Alan R. Schwartz	—	—	6,875	459	—	—
Raymond Low	—	—	18,459	27,918	—	—

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	3,785,342 (2)	$19.78 (3)	2,109,300 (4)
Equity compensation plans not approved by security holders	—	—	—
Total		$19.78

(1)          Consists of the 2004 Long-Term Incentive Plan, as amended, our 2001 Founders’ Stock Option Plan, as amended (the “2001 Plan”), and shares of restricted stock granted under senior management agreements.

(2)          Includes 439,316 shares of common stock subject to restricted stock awards that will entitle the holders to one share of common stock for each such unit that vests over the holders’ period of continued service and 1,488,570 shares of common stock subject to stock options that will entitle the holders, upon exercise, to one share of common stock for each such option that vests over the holders’ period of continued service.

(3)          Calculated without taking into account 439,316 shares of common stock subject to outstanding restricted stock awards that will become issuable as those awards vest, without any cash consideration or other payment required for such shares.

(4)          Includes shares of common stock available for future issuance under the 2004 Long-Term Incentive Plan. As of December 31, 2005, 2,109,300 shares of common stock were available for issuance under the 2004 Long-Term Incentive Plan. Shares reserved for issuance under the 2004 Long-Term Incentive Plan may be issued upon the exercise of stock options, through direct stock issuances or pursuant to restricted stock unit awards that vest upon the attainment of prescribed performance milestones or the completion of designated service periods. For further information concerning the 2004 Long-Term Incentive Plan, see “Executive Compensation—2004 Long-Term Incentive Plan.” As of December 31, 2005, no shares of common stock were available for issuance under the 2001 Plan. Shares reserved for issuance under the 2001 Plan may be issued upon the exercise of outstanding stock options that vest upon the completion of designated service periods. For further information concerning the 2001 Plan, see “Executive Compensation—2001 Founders’ Stock Option Plan.”

Employment Agreements

John J. McDonnell, Jr., Brian J. Bates and Henry H. Graham, Jr.

General

On March 10, 2006, we and our wholly owned subsidiary, Transaction Network Services, Inc. entered into employment agreements with the following senior executives (each, an “Executive” and collectively, the “Executives”):  (i) John J. McDonnell, Jr., who will continue to serve as our Chief Executive Officer and Chairman of the Board; (ii) Brian J. Bates, who will continue to serve as our President and Chief Operating Officer; and (iii) Henry H. Graham, Jr., who will continue to serve as our Executive Vice President, Chief Financial Officer and Treasurer (collectively, the “Employment Agreements”).

Each Employment Agreement provides for a term that begins on January 1, 2006 and ends on December 31, 2009.  At the end of the term, each Employment Agreement states that the term will automatically be extended for successive one (1) year periods unless either we or the Executive has provided the other with at least three (3) months’ prior written notice of its or his intention to allow the Employment Agreement to expire at the end of such initial or extended term. Each Executive shall serve in his respective executive position until (i) his disability or death, (ii) his decision to terminate his employment relationship with us for or without good reason, or (iii) the decision by the Board of Directors (the “Board”) to terminate his employment with or without cause.

Under the Employment Agreements, “good reason” (other than in the context of a change of control) means that the Company: (i) moves its offices to an area other than the Washington, D.C. area; (ii) diminishes the Executive’s title; (iii) assigns duties to the applicable Executive that are substantially inconsistent with the responsibilities of his specific executive position or the Company makes a substantial adverse alteration to those responsibilities; (iv) reduces the Executive’s annual base salary; or (v) materially reduces the benefits provided to such Executive, and “cause” means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its affiliates or any of their customers or suppliers; (ii) substantial failure on the part of the Executive in his performance of the duties of the office held by him as reasonably directed by the Board (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after notice to the Executive and a reasonable opportunity to cure; (iii) gross negligence or willful misconduct by the Executive with respect to the Company or any of its affiliates (including, without limitation, disparagement that adversely affects the reputation of the Company or any of its affiliates); or (iv) any material breach by Executive of the sections of the Employment Agreement pertaining to Executive’s duties, non-competition or confidentiality.

If the Executive’s employment is terminated without cause or if he resigns for good reason, the Executive would be entitled to receive (i) payment of his then current base salary for two years thereafter, (ii) payment of other accrued compensation and (iii) continuation of certain insurance and other fringe benefits for two years. If we elect to allow the Employment Agreement to expire at the end of its initial or any extended term without including a notice of termination for cause, such election will be treated as a termination of the Executive’s employment without cause.

In addition, if the Executive’s employment is terminated by us during the two year period following the change of control of the Company (the “Protection Period”) other than for cause, disability or as a result of the Executive’s death, or if the Executive terminates his employment during the Protection Period for good reason, the Executive shall be entitled to (i) receive a lump sum payment of an amount equal to 2.99 times his then average annual compensation (which equals the average of the Executive’s annual base salary and accrued annual and long term incentive awards during the past three years), (ii) receive payment of other accrued compensation and benefits, (iii) exercise all outstanding stock options (which shall become immediately vested), (iv) treat all shares of restricted stock as vested in full, and (v) receive the continuation of certain insurance and other fringe benefits for three years.

Under the Employment Agreements, “good reason” (in the context of a change of control) means during the Protection Period (i) the assignment to the Executive of any duties inconsistent with the Executive’s position or any other action that results in a diminution in such position; (ii) a reduction by the Company in the Executive’s base salary; (iii) a failure by the Company to maintain plans providing benefits at least as beneficial as those provided by any benefit or compensation plan in which the Executive was participating immediately before the beginning of the Protection Period; (iv) a requirement by the Company to base the Executive at any office or location in excess of 25 miles from his office location immediately before the beginning of the Protection Period; (v) any purported termination by the Company of the Executive’s employment for cause otherwise than as provided in his Employment Agreement; or (vi) any failure by the Company to obtain the assumption of the obligations contained in his Employment Agreement by any successor.

For purposes of the Employment Agreements, “change of control” means an event that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), whether or not TNS is then subject to such reporting requirements; provided that, without limitation, a change in control shall be deemed to have occurred if (i) any person (as such term is used in section 13(d) and 14(d) of the Exchange Act) is or becomes beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of TNS representing 25 percent or more of the combined voting power of TNS’ then outstanding securities; (ii) during any period of two consecutive years, the following persons (the “Continuing Directors”) cease for any reason to constitute a majority of the Board: individuals who at the beginning of such period constitute the Board and new directors each of whose election to the Board or nomination for election to the Board by TNS’ security holders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; (iii) the security holders of TNS approve a merger or consolidation of TNS with any other corporation, other than a merger or consolidation that would result in the voting securities of TNS outstanding immediately before the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of such surviving entity) a majority of the voting securities of TNS or of such surviving entity outstanding immediately after such merger or consolidation; or (iv) the security holders of TNS approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by TNS of all or substantially all of the Company’s assets.

In the event the Executive becomes entitled to any payments and benefits described in the Employment Agreement due to a termination by the Company, other than for cause, disability or as a result of the Executive’s death, during the Protection Period, or if the Executive terminates his employment for good reason during the Protection Period (“Severance Benefits”), the Employment Agreement provides that if the Severance Benefits equal or exceed 110% of three times the Executive’s “base amount” determined for purposes of Section 280G of the Internal Revenue Code, as amended (the “Code”), the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) equal to the sum of any excise tax imposed under the Code (“Excise Tax”)  to place Executive in the same after-tax position as if no Excise Tax had been imposed on the Severance Benefits and no Gross-Up Payment had been made to the Executive.

Each Employment Agreement requires each Executive to protect the confidentiality of our proprietary and confidential information. Each Executive has also agreed not to compete with us or solicit our employees or customers for a period of two years if he is terminated without cause or resigns for good reason, or for a period of one year if he is terminated for any other reason.

John J. McDonnell, Jr.

In accordance with his Employment Agreement, Mr. McDonnell, Jr. will continue to serve as our Chairman and Chief Executive Officer. Mr. McDonnell, Jr.’s annual base salary was initially set at $650,000, subject to any increase as determined by the Board of Directors based upon the achievement of budgetary or other objectives set by the Board. In addition, Mr. McDonnell, Jr. is eligible for an annual incentive bonus targeted to equal 100% of his annual base salary (and capped at 200% of his annual base salary) and an annual long term incentive bonus award targeted to equal 250% of his annual base salary (and capped at 500% of his annual base salary), based upon the achievement of budgetary and other objectives set by the Board. Furthermore, Mr. McDonnell, Jr.  is entitled to certain insurance, leave, automobile and other fringe benefits and is eligible to participate in all other employee benefit plans and programs offered by the Company to its senior executives generally, in accordance with the terms of those plans and programs. Finally, Mr. McDonnell, Jr. ’s Employment Agreement provides that, during the term of such agreement, TNS shall nominate and take such action as may be necessary or appropriate to seek stockholder election of Mr. McDonnell, Jr. to our Board of Directors.

Brian J. Bates

In accordance with his Employment Agreement, Mr. Bates will continue serve as our President and Chief Operating Officer. Mr. Bates’ annual base salary was initially set at $412,000, subject to any increase as determined by the Board of Directors based upon the achievement of budgetary or other objectives set by the Board. In addition, Mr. Bates is eligible for an annual incentive bonus targeted to equal 50% of his annual base salary (and capped at 100% of his annual base salary) and an annual long term incentive bonus award targeted to equal 170% of his annual base salary (and capped at 340% of his annual base salary), based upon the achievement of budgetary and other objectives set by the Board. Finally, Mr. Bates is entitled to certain insurance, leave, automobile and other fringe benefits and is eligible to participate in all other employee benefit plans and programs offered by us to our senior executives generally, in accordance with the terms of those plans and programs.

Henry H. Graham, Jr.

In accordance with his Employment Agreement, Mr. Graham will continue to serve as our Executive Vice President, Chief Financial Officer and Treasurer. Mr. Graham’s annual base salary was initially set at $334,750, subject to any increase as determined by the Board of Directors based upon the achievement of budgetary or other objectives set by the Board. In addition, Mr. Graham is eligible for an annual incentive bonus targeted to equal 50% of his annual base salary (and capped at 100% of his annual base salary) and an annual long term incentive bonus award targeted to equal 170% of his annual base salary (and capped at 340% of his annual base salary), based upon the achievement of budgetary and other objectives set by the Board. Finally, Mr. Graham is entitled to certain insurance, leave, automobile and other fringe benefits and is eligible to participate in all other employee benefit plans and programs offered by us to our senior executives generally, in accordance with the terms of those plans and programs.

Alan R. Schwartz

Transaction Network Services, Inc., our wholly owned subidiary,  entered into a senior management agreement with Mr. Schwartz dated April 24, 2001, containing terms and conditions related to his employment.

The management agreement provides for Mr. Schwartz to serve as Executive Vice President and  General Manager, Financial Services Division of Transaction Network Services, Inc. until his resignation, disability or death, or the decision by our Chief Executive Officer (CEO) or Chief Operating Officer (COO) to terminate his employment with or without cause. Mr. Schwartz’s annual base salary was initially set at $220,000, subject to any increase as determined by the CEO or COO based on the achievements of budgetary or other objectives set out by the CEO or COO. Mr. Schwartz is eligible for an annual bonus (in an amount to be determined by Mr. Schwartz and us) based on the achievement of objectives set forth by the CEO or COO or upon the achievement of certain sales quotas or other objectives mutually agreed between Mr. Schwartz and us.

If Mr. Schwartz’s employment is terminated without cause or he resigns for good reason, during the one year period following his termination, Mr. Schwartz would be entitled to receive an amount equal to his annual base salary, which includes the aggregate amount of any bonuses paid to Mr. Schwartz during the four calendar quarters immediately preceding the termination date. Under the agreement, good reason means that we move our offices to an area other than the Washington, D.C. area, we assign duties to Mr. Schwartz that are substantially inconsistent with his responsibilities as our Executive Vice President and General Manager, Financial Services Division, or we make a substantial adverse alteration to those responsibilities, we reduce Mr. Schwartz’s annual base salary, or we materially reduce the benefits we provide Mr. Schwartz.

Mr. Schwartz’s management agreement contains provisions requiring him to protect the confidentiality of our proprietary and confidential information. Mr. Schwartz has also agreed not to compete with us or solicit our employees or customers for a period of one year if he is terminated without cause or resigns for good reason, or for a period of 6 months if he is terminated or resigns for any other reason.

Raymond Low

Transaction Network Services (UK) Limited, our wholly owned subsidiary, entered into a senior management agreement with Mr. Low, dated January 7, 2003, containing terms and conditions related to his employment. In January 2006, Mr. Low was appointed to serve as our President of the International Services Division. The senior management agreement provides that Mr. Low will be employed by the company until the company or Mr. Low provides at least 6 months prior notice of their respective election to terminate such employment relationship or until Mr. Low’s disability or the decision by the company to terminate his employment. Mr. Low’s annual base salary was initially set at $260,818, subject to any increase as determined by the company based on the achievements of budgetary or other objectives set by the board, and the company, in its absolute discretion, may award Mr. Low an annual bonus of up to 35% of his annual base salary.

Mr. Low’s senior management agreement requires him to protect the confidentiality of our proprietary and confidential information. Mr. Low has also agreed not to compete with us or solicit our employees or customers for a period of six months after any termination of his employment with us.

2004 Long-Term Incentive Plan

Overview.   The 2004 Plan was adopted by our board of directors on February 12, 2004 and approved by our stockholders on March 15, 2004. The purpose of the 2004 Plan is to attract and retain qualified employees, consultants and non-employee directors and to motivate them to achieve long-term goals, to provide incentive compensation opportunities that are competitive with those of similar companies and to further align participants’ interests with those of our other stockholders.

Types of Awards.   Awards under the 2004 Plan may take the form of:

•       stock options (either incentive stock options that qualify under Section 422 of the Code or non-qualified stock options),

•       stock appreciation rights,

•       stock bonuses,

•       restricted stock,

•       restricted stock units,

•       performance units or

•       performance shares.

Eligibility.   The persons eligible to receive awards under the 2004 Plan include all of our employees, the employees of our subsidiaries, our non-employee directors and any of our consultants, independent contractors or advisors that the Compensation Committee identifies as having a direct and significant effect on our performance. As of March 31, 2006, 13 executive officers, 4 non-employee members of the board and 631 other employees were eligible to participate in the 2004 Plan.

Share reserve/limitations.   As of March 31, 2006, 3,847,384 shares of common stock are authorized, of which 2,086,950 shares are available for issuance under the 2004 Plan. If the shares of stock that are subject to an award are not issued or cease to be issuable because the award is terminated, forfeited or cancelled, those shares will then become available for additional awards. The number of shares authorized and available for issuance under the 2004 Plan is subject to adjustment in the sole discretion of the Compensation Committee in the event of a stock split, stock dividend, recapitalization, spin-off or similar action.

Administration.   The 2004 Plan is administered by the Compensation Committee of our board of directors. Each member of the Compensation Committee qualifies as an “outside director,” as defined for purposes of Section 162(m) of the Code, and two members, serving as a subcommittee, qualify as “non-employee directors,” as defined for purposes of Securities Exchange Act Rule 16b-3. The Compensation Committee has complete and absolute authority to make any and all decisions regarding the administration of the 2004 Plan.

Terms of Awards.   Subject to certain restrictions and limitations that are set forth in the 2004 Plan, the Compensation Committee has complete and absolute authority to set the terms, conditions and provisions of each award, including the size of the award, the exercise or base price, the vesting and exercisability schedule (including provisions regarding acceleration of vesting and exercisability) and termination, cancellation and forfeiture provisions.

The Compensation Committee is subject to the following specific restrictions regarding the types and terms of awards:

•       No more than 2,693,169 shares, or no more than 70% of the shares authorized for issuance under the 2004 Plan if approved by the stockholders as recommended by the board of directors, may be issued pursuant to awards of stock bonuses, restricted stock, restricted stock units, performance shares or discounted stock options (that is, stock or stock options with an exercise price that is less than the fair market value of the stock on the date of grant). A discounted stock option is not included in this limitation if the recipient pays or otherwise foregoes value to us in an amount equal to the discount.

•       In addition, awards of stock bonuses, restricted stock, restricted stock units, performance shares and discounted stock options generally must either be subject to a vesting period of at least three years or subject to performance-based vesting over a period of at least one year, except that up to 20% of the total awards made in a fiscal year may be issued without this limitation.

•       No participant may receive, in any fiscal year, stock options covering more than 100,000 shares or awards other than stock options covering more than 75,000 shares.

•       No participant may receive in any year cash in payment for or settlement of a performance unit in excess of $500,000.

•       The exercise price for a stock option generally may not be less than 100% (in the case of an incentive stock option) or 85% (in the case of a non-qualified stock option) of the fair market value of the stock on the date of grant, and the base price for a stock appreciation right generally may not be less than 100% of the fair market value of the stock on the date of grant. The limitation on the amount of the discount in the case of non-qualified stock options will not apply if the recipient pays or otherwise foregoes value to us in an amount equal to the discount.

•       Generally, no award may expire more than ten years after the date of grant, except that the Compensation Committee may extend the expiration date to up to fifteen years after the date of grant if necessary or desirable under the particular rules applicable in foreign jurisdictions.

•       The aggregate fair market value of the stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year may not exceed $100,000.

•       A participant’s incentive stock options will terminate three months after termination of the participant’s employment, except in the case of death or total and permanent disability, in which case the options will terminate twelve months after termination, and in the case of termination for cause, in which case the options will terminate immediately.

•       Incentive stock options will not be transferable or assignable by the participant other than by will or by the laws of descent and distribution following the participant’s death, and will be exercisable by the participant during the participant’s lifetime.

•       Stock options may not be “repriced” if the effect of such repricing would be to decrease the exercise per share applicable to such option.

Non-Employee Directors.   The non-employee directors are eligible for non-qualified stock option and restricted stock awards under the 2004 Plan. The number of options or shares to be awarded is within the discretion of the Compensation Committee, except that (a) no non-employee director may receive awards covering more than 30,000 shares of stock in any year (other than the year the director joins the board of directors, when the limit is two times the normal annual limit) and (b) no more than 70% of the awards granted to a non-employee director during any year may consist of restricted stock. The Compensation Committee also has the discretion to permit a non-employee director to elect to receive stock options in lieu of the annual cash retainer fee. The number of options received in lieu of the annual retainer fee (or the method of computing the number) shall be set by the Compensation Committee. The Compensation Committee has the discretion to establish the terms and conditions of awards to the non-employee directors, including vesting and exercisability schedules and termination provisions, subject to the following limitations:

•       The exercise price of any option cannot be less than 100% of than the fair market value of the stock on the date of grant.

•       No option can be exercisable, and no share of restricted stock can become transferable, earlier than six months from the date of grant.

Change in Control.   The Compensation Committee has the express authority to include in any award terms that provide for the acceleration of vesting and lapse of restrictions, as applicable, upon or following a change in control.

Amendments and Termination.   The board of directors or the Compensation Committee, without the consent or approval of any plan participant, may amend, suspend or terminate the 2004 Plan or any award granted under the 2004 Plan, so long as that action does not materially impair any award then outstanding. Without the approval of the stockholders, however, neither the board of directors nor the Compensation Committee may amend the 2004 Plan to increase the number of shares available for issuance or to modify any of the limitations described in the 2004 Plan in such a manner as to materially reduce the limitation. The board of directors can terminate the 2004 Plan at any time. Nevertheless, no awards will be granted under the 2004 Plan after the tenth anniversary of its effective date.

Federal Income Tax Consequences.   The following is a brief description of the material U.S. federal income tax consequences associated with awards under the 2004 Plan. It is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. Tax consequences in other countries may vary.

Stock Options.   There will be no federal income tax consequences to either us or the participant upon the grant of a stock option. If the option is a non-qualified stock option, the participant will realize ordinary income at exercise equal to the excess of the fair market value of the stock acquired over the exercise price and we will receive a corresponding deduction. Any gain or loss realized upon a subsequent disposition of the stock will generally constitute capital gain. If the option is an incentive stock option, the participant will not realize taxable income on exercise, but the excess of the fair market value of the stock acquired over the exercise price may give rise to “alternative minimum tax.” When the stock is subsequently sold, the participant will recognize income equal to the difference between the sales price and the exercise price of the option. If that sale occurs after the expiration of two years from the date of the grant and one year from the date of exercise, the income will constitute long-term capital gain. If the sale occurs prior to that time, the participant will recognize ordinary income to the extent of the lesser of the gain realized upon the sale or the difference between the fair market value of the acquired stock at the time of exercise and the exercise price; any additional gain will constitute capital gain. We will be entitled to a deduction in an amount equal to the ordinary income that the participant recognizes.

Restricted Stock and Restricted Stock Units.   Generally, shares of restricted stock and restricted stock units are not taxable to a participant at the time of grant, but instead are included in ordinary income (at their then fair market value) when the restrictions lapse. A participant may elect to recognize income at the time of grant, in which case the fair market value of the stock at the time of grant is included in ordinary income and there is no further income recognition when the restrictions lapse. We are entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.

Other Awards.   In the case of other awards, the participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or the date of delivery of the underlying shares, and we will generally be entitled to a corresponding tax deduction.

Deductibility of Executive Compensation.   We anticipate that any compensation deemed paid by us in connection with disqualifying dispositions of incentive stock option shares or the exercise of non-statutory stock options with exercise prices equal to or greater than the fair market value of the underlying shares on the grant date will qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code and will not have to be taken into account for purposes of the $1.0 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers. Accordingly, all compensation deemed paid with respect to those options should remain deductible without limitation under Section 162(m). However, any compensation deemed paid by us in connection with shares issued under restricted stock units will be subject to the $1.0 million limitation on deductibility per covered individual, except to the extent the vesting of those shares is based solely on one or more of the performance milestones specified above in the summary of the terms.

New Plan Benefits.   The awards that will be granted to eligible participants under the 2004 Plan are subject to the discretion of the Compensation Committee and therefore are not determinable at this time.

2001 Founders’ Stock Option Plan

Overview.   Our board of directors adopted the 2001 Founders’ Stock Option Plan on July 19, 2001. The 2001 Plan was approved by the stockholders on April 24, 2002 and amended by our board of directors on October 24, 2002. All references to the 2001 Plan in this discussion are to the amended 2001 Plan. No further awards will be made under the 2001 Plan.

Types of awards.   The 2001 Plan permitted awards of stock options, including incentive stock options and non-qualified stock options.

Eligibility.   Our employees, officers, directors, consultants, independent contractors, and advisors, as well as those of our domestic and international subsidiaries and affiliates, are eligible to participate in the 2001 Plan.

Options outstanding.   As of December 31, 2005, options to purchase an aggregate of 281,593 shares of our common stock were outstanding under the 2001 Plan.

Administration.   The 2001 Plan is administered by the Compensation Committee of our board of directors, which has the authority, among other things to determine, the terms for treatment of options and awards upon a termination of employment or upon a change in control.

Terms of options.   The exercise price of non-incentive options issued under the 2001 Plan are not less than 85% of the fair market value of the common stock on the date the option was granted, and the exercise price of incentive options issued under the 2001 Plan are not less than the fair market value of the common stock on the date the option was granted, except that the exercise price of incentive options are not less than 110% of the fair market value of the common stock on the grant date if the option was issued to a holder of 10% or more of our voting stock or the voting stock of a subsidiary. The committee determined the expiration dates, within 10 years of the date of grant, for each option granted under the 2001 Plan. Unexercised options expire if and when the holder no longer provides services to us or our subsidiaries or affiliates.

Amendment and termination.   Our board of directors may amend or terminate the 2001 Plan at any time, as long as the amendment or termination does not negatively affect any option that has been previously granted under the 2001 Plan without the consent of the holder, but cannot increase the number of shares available for purchase pursuant to the exercise of options under the 2001 Plan, materially modify the requirement for eligibility under the 2001 Plan, or materially increase the benefits to participants under the 2001 Plan without approval of a majority of stockholders.The 2001 Plan expired on April 2, 2006 by its terms and accordingly no further grants can be made under this plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Agreement

We are a party to an Amended and Restated Registration Agreement dated as of March 19, 2004 with the GTCR Golder Rauner, LLC (and certain of its affiliated investment funds), Heller Financial, Inc., the prior members of Dunluce Investors III, L.L.C., which included Messrs. McDonnell, Jr., Bates, H. Graham, Low, McDonnell III, Keegan, Cole, Ziegler, Mudd and O’Brien and the following additional members:

•  McDonnell & Associates, L.P., a Delaware limited partnership controlled by John J. McDonnell, Jr.,

•  M. Jacqueline McDonnell, the wife of John J. McDonnell, Jr.,

•  Sheila M. Bates, the wife of Brian J. Bates,

•  Kerry M. Mudd, the wife of Matthew M. Mudd,

•  Kevin M. McDonnell, the son of John J. McDonnell, Jr.,

•  James J. Mullen, our former Executive Vice President and General Manager, International Services Division,

•  Larry A. Crompton, our former Senior Vice President, POS Division,

•  Peter M. Gorog, our former Senior Vice President and General Manager, Priority Messenger,

•  Francis N. MacDonagh, the Senior Vice President of International Networks of our subsidiary, Transaction Network Services (UK) Limited,

•  Alan Stephenson-Brown, the Vice President, Sales, Transaction Network Services (UK) Limited,

•  Timothy J. Bell, the Chief Technology Officer, Transaction Network Services (UK) Limited, and

•  James T. McLaughlin, our former Senior Vice President, Associate General Counsel and Assistant Secretary.

Under terms of the Amended and Restated Registration Agreement, if we propose to register securities for our own account, the stockholders who are parties to the registration agreement may be entitled to include their shares in that registration. All of these registration rights are subject to conditions and limitations, which include our right or the right of the underwriters of an offering to limit the number of shares included in a registration under some circumstances.

Related Party Transactions

During our fiscal year 2005, we paid approximately $0.7 million for the use of an aircraft to a company that is controlled by Mr. McDonnell, Jr., our Chairman and Chief Executive Officer. The lease rate was determined through a review of prevailing market rates for such services.

Mr. Moore, one of our directors, is the Chief Executive Officer and co-founder of TARGUS Information Corp. (TARGUS). We have done business with TARGUS in the past and expect to continue to do business with TARGUS in the future. For our fiscal year 2005, we billed approximately $2.1 million to TARGUS and paid approximately $4.6 million to TARGUS for services received and provided in the ordinary course of business.

On September 21, 2005, we entered into a lease to rent office space in the United Kingdom with a company that is majority owned by Mr. Low, the President of our International Services Division. Prior to entering into this lease, we obtained an independent appraisal confirming that the terms of the lease were consistent with market standards. The lease provides for quarterly payments in equal installments of approximately £26,000 and expires on September 20, 2017.

STOCK PERFORMANCE GRAPH

The following chart shows how $100 invested in the our common stock as of March 16, 2004, the day our common stock began trading on the New York Stock Exchange, would have grown through the period ended December 31, 2005, compared with: (a) $100 invested in the Russell 2000 Index, and (b) $100 invested in a peer group of companies selected by us (“Group”).

The Russell 2000 Index was chosen because it represents companies of a comparable market capitalization and consists of a large number of companies listed on the NYSE.

The Group consists of ten companies, each of whose business focus is similar to that of TNS. The return of each Group company has been weighted according to its respective stock market capitalization for the purpose of arriving at a peer group average. Dividends paid by those companies that pay dividends are assumed to be reinvested at the end of the ex-dividend month without any transaction cost. The members of the Group are as follows: Alliance Data Systems Corporation, CheckFree Corp., ChoicePoint Inc., Digital Insight Corp., eFunds Corp., Equifax Inc., Global Payments Inc., GTECH Holdings Corp., Online Resources Corp. and Open Solutions, Inc.

*       $100 invested on March 16, 2004 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

	TNS	Russell 2000	Peer Group
March 16, 2004	$100.00	$100.00	$100.00
December 31, 2004	$121.39	$116.08	$121.30
December 31, 2005	$106.56	$121.37	$139.82

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed, subject to ratification by the stockholders, the firm of Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2006. Ernst & Young LLP has audited our consolidated financial statements for the fiscal years ended December 31, 2005, 2004 and 2003. A majority of the votes cast by holders of common stock is required for the ratification of the appointment of the independent registered public accounting firm. If the stockholders do not ratify the selection of Ernst & Young LLP, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee.

Representatives of Ernst & Young LLP are expected to be present at the meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

AUDIT INFORMATION

The Audit Committee operates under a written charter adopted by our board of directors. The Audit Committee consists of three members. All members of the Audit Committee are independent and financially literate as defined in the listing standards of the New York Stock Exchange. The board of directors has determined that Mr. S. Graham meets the definition of “audit committee financial expert” as that term is defined in the rules of the Securities Exchange Act.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by our independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of a permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services.

Fees of Independent Public Accountants

Audit Fees

Fees for audit services totaled approximately $1,558,000 in the 2005 fiscal year and approximately $1,142,000 in the 2004 fiscal year. These fees include fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Fees for audit-related services totaled approximately $63,000 in the 2005 fiscal year and approximately $23,000 in the 2004 fiscal year. Audit-related services principally include fees associated with the audit of our employee benefit plan and due diligence services related to fees associated with mergers and acquisitions.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $164,000 in the 2005 fiscal year and approximately $289,000 in the 2004 fiscal year.

All Other Fees

There were no fees for other services rendered to us by Ernst & Young LLP for the 2005 and 2004 fiscal years, other than the fees disclosed in the preceding three paragraphs of this proxy statement.

Report of the Audit Committee

The Audit Committee’s primary function is to assist the board in fulfilling its oversight responsibilities for financial reporting compliance by reviewing the audited consolidated financial statements, the systems of internal controls over financial reporting that which management and the board of directors have established and the overall audit process. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with management, and the Company’s independent registered public accounting firm, the audited consolidated financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2005, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting. Management of the Company has the primary responsibility for the consolidated financial statements. Management has represented to the Audit Committee that the Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles. The Company’s independent registered U.S. public accounting firm, Ernst & Young LLP, was engaged to audit the Company’s consolidated financial statements and to express an opinion on the conformity of such consolidated financial statements with GAAP, and to report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s system of internal control over financial reporting. Prior to engaging Ernst &Young LLP, the Audit Committee discussed with Ernst & Young LLP the overall scope and plans for its audit.

The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communications with Audit Committees, as amended. In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Ernst & Young LLP its independence from the Company and its management.

During 2005, the Audit Committee reviewed quarterly financial statements and earnings releases of the Company. At each meeting held during the year, the Audit Committee met with the Company’s Director of Financial Compliance and with Ernst & Young LLP, with and without management present.

The Audit Committee reviewed and evaluated the relevant requirements of the Sarbanes Oxley Act of 2002, the rules of the SEC and the listing standards of the New York Stock Exchange regarding audit committee procedures and responsibilities.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board of directors approved, that the audited consolidated financial statements be included in the TNS Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

Audit Committee

John B. Benton
Stephen X. Graham
John V. Sponyoe

STOCKHOLDER PROPOSALS FOR
OUR 2007 ANNUAL MEETING OF STOCKHOLDERS

Generally, our bylaws require a stockholder who wishes to bring business before or propose director nominations at an annual meeting to give written notice to our Corporate Secretary at least 90 days before the date of the anniversary of the previous year’s annual meeting. However, if the meeting is scheduled for a date more than 30 days prior to or delayed by more than 60 days after the anniversary of the previous year’s meeting, then we must receive a stockholder’s notice no later than 90 days prior to the annual meeting or 10 days after our notice or disclosure was given. A stockholder notice must describe the proposed business or nominee and identify the stockholder making the proposal or nomination. These requirements are more fully described in Article II, Section 12 of our bylaws, which are available on our Corporate Governance web page at www.tnsi.com or by writing to TNS, Inc., 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, Attn: Director, Finance and Investor Relations.

Any proposal you intend to present at the 2007 Annual Meeting of Stockholders must be received by TNS at our principal office at 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, Attention: Corporate Secretary, not later than January 17, 2007 if you wish to have it included in the proxy statement and form of proxy for that meeting.

In addition, if we do not receive your proposal for presentation at the 2007 Annual Meeting by January 17, 2007, then our management proxies will be permitted to use their discretionary voting authority when the proposal is raised at the annual meeting, without having advised stockholders of the proposal in the proxy statement for the 2007 Annual Meeting.

OTHER MATERIALS

Our Annual Report on Form 10-K for our 2005 fiscal year as filed with the SEC on March 16, 2006 is being mailed to stockholders along with this notice and proxy statement on or about April 25, 2006. Upon written request, we will provide any recipient of this proxy statement, free of charge, one copy of our complete Annual Report on Form 10-K for our 2005 fiscal year. Requests should be directed to the Director, Finance and Investor Relations, TNS, Inc., 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191.

By Order of the Board of Directors,
Michael Q. Keegan, Secretary

April 21, 2006

TNS, INC.

Annual Meeting
of
Stockholders

Tuesday, May 16, 2006, at 10:00 a.m.
TNS’ offices located at
1939 Roland Clarke Place, Reston, Virginia

IMPORTANT NOTICE

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, VOTE, SIGN, DATE AND RETURN YOUR PROXY BY MAIL

FOLD AND DETACH HERE
TNS, INC.

Proxy Solicited on Behalf of the Board of Directors
for Annual Meeting of Stockholders, May 16, 2006

The undersigned stockholder(s) hereby appoint(s) John J. McDonnell, Jr. and Michael Q. Keegan, and each of them, their attorneys and agents, with full power of substitution, to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of TNS, Inc. to be held at TNS’ offices on Tuesday, May 16, 2006 at 10:00 a.m., EDT, and at any postponements or adjournments thereof, according to the number of votes the undersigned would be entitled to vote on the proposals as set forth on the reverse side if personally present.

(Continued and to be signed on the reverse side)

(Change of Address)

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

TNS, Inc.
Annual Meeting of
Stockholders

Tuesday, May 16, 2006, at 10:00 a.m.
TNS’ offices located at
1939 Roland Clarke Place, Reston, Virginia
You can submit your proxy by mail

BY MAIL
Mark, sign and date your proxy card and return it in the enclosed envelope to: American Stock Transfer & Trust Company 59 Maiden Lane Plaza Level New York, NY 10038

PP

FOLD AND DETACH HERE
☒	Please mark your votes as in this example.

This proxy, when properly signed, will be voted as directed by the undersigned stockholder(s). If no direction is specified, this proxy will be voted FOR the nominees listed below and FOR proposal 2 as recommended by the Board of Directors.

The Board of Directors recommends that you vote FOR the nominees listed below and FOR proposal 2.
1.	To elect directors to serve until the 2007 Annual Meeting of Stockholders.
	☐	FOR all nominees listed below (except as indicated)			☐ WITHHELD AUTHORITY to vote for all nominees
Nominees:
	01 John B. Benton				05 Jay E. Ricks
02 Stephen X. Graham
03 John J. McDonnell, Jr.
04 John V. Sponyoe
(Instruction: To withhold authority to vote for any individual nominee, write the name(s) of such nominee(s) below.)

2.	To ratify the appointment of Ernst & Young LLP as TNS, Inc.’s independent registered public accounting firm for our 2006 fiscal year.
	☐	FOR	☐ AGAINST	☐ ABSTAIN
3.	To consider such other business that may properly come before the meeting or any adjournment of the meeting.
Please sign exactly as name(s) appear on the reverse side. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature

Signature

Date

Change of address on reverse side ☐